Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Series B Preferred Stock Purchase Rights)
of

HARDINGE INC.

at

$8.00 NET PER SHARE IN CASH

by

HELEN ACQUISITION CORP.

a wholly owned subsidiary of

INDÚSTRIAS ROMI S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 10, 2010, UNLESS THE OFFER IS EXTENDED.

March 30, 2010

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated March 30, 2010 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Helen Acquisition Corp., a New York corporation (“Purchaser”) and a wholly owned subsidiary of Indústrias Romi S.A., a stock corporation organized under the laws of Brazil (“Parent”), to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Hardinge Inc., a New York corporation (the “Company”), and the associated Series B Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of February 18, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), for $8.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $8.00 per Share, net to you in cash (subject to applicable withholding taxes), without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on May 10, 2010, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries, shall constitute two-thirds of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants, or rights (other than the Rights)), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, (iii) Purchaser being satisfied, in its sole discretion, that the Company’s Board of Directors has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (iv) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved by the Company’s Board of Directors for purposes of Article Nine of the Company’s Restated Certificate of Incorporation (“Article Nine”) or that the provisions of Article Nine are otherwise inapplicable to the Offer and the Merger, and (v) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved by the Company’s Board of Directors for purposes of Section 912 of the New York Business Corporation Law, as amended (“Section 912”), or that the provisions of Section 912 are otherwise inapplicable to the Offer and the Merger. The Offer is also subject to certain other conditions contained in Sections 1 and 14 of the Offer to Purchase.

5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Series B Preferred Stock Purchase Rights)

of

HARDINGE INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 30, 2010, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Helen Acquisition Corp., a New York corporation and a wholly owned subsidiary of Indústrias Romi S.A., a stock corporation organized under the laws of Brazil, to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Hardinge Inc., a New York corporation (the “Company”), and the associated Series B Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of February 18, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:
SIGN HERE

Number of Shares To Be Tendered:

Shares*

SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS

AREA CODE AND TELEPHONE NUMBER

TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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